Exhibit 99.2

DATATRAK INTERNATIONAL, INC.

Moderator: Jeffrey Green
November 11, 2004
3:30 p.m. CT

Operator: Good afternoon and welcome, ladies and gentlemen, to the Datatrak International third quarter 2004 earnings conference call. At this time, I would like to inform you that this conference is being recorded. And that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions-and-answers after the presentation.

Before beginning the conference call, Datatrak management would like to remind you that in discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties. Datatrak’s results or actions may differ materially from those projected in the forward-looking statements. For a summary of these specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak’s Form 10-K for the year ended December 31st, 2003, filed with the SEC.

At this time, I will now turn the call over to your host, Dr. Jeffrey Green. Dr. Green, please go ahead, sir.

Jeffrey Green: Thanks, Beau. Good afternoon everyone. Welcome to our third quarter conference call for 2004. We will begin, as usual, with initial comments followed by plenty of time for questions-and-answers.

We will discuss six topics today which are topic number one financial results for the third quarter, with estimations on the performance for the remainder of the year. Topic number two, highlighting of our new European client, (Sigma Tao) Pharmaceuticals, the leading research based company in Italy. Topic number three, review of the new language in the draft update of federal regulations governing the use of the electronic systems in clinical trials, containing what could be an important differentiator of technology platforms related to audit trails for EDC studies.

Topic number, a reminder of the growing in interest in our new educational platform called the e-clinical trial forum, and the availability next week of the messaging feature which will be available at edcforum.com. Topic number five a reemphasis of the importance of our open architecture, where we announced data was exported directly in to (ClinTrial) a traditional back end data management system. And the last topic some comments on the issue of patient safety, and how believe that momentum will grow about this topic because of the recent VIOXX situation.

The first topic, third quarter financial results. Revenue for the third quarter of 2004 was again a new record, just shy of $3 million. This compared to $1.9 million for the second quarter of 2003 – excuse me – the third quarter of 2003 representing a 57 percent increase. Our gross profit margins remain strong at 77 percent, and are actually two percent above what we have projected for all of 2004.

Net income for the third quarter was $398,000 or six cents per share fully diluted. This compared to a loss of $68,000 or one cent per share for the same period in 2003. Consistent with our new high in revenue, we again recognized a record number of data items managed by our hosting facility during the quarter. Our data item volume doubled over the same period in 2003, indicating a growth in transactional based revue with a great number of clinical trials and a production mode.

Revenue for the nine months ending in September was $7.9 million which compared to $5.1 million from the same period of ’03, representing a 55 percent increase. Net income for the nine months ending in September was $392,000 or six cents per share fully diluted.

During the same period in ’03, the net loss was $751,000 or 14 cents per share. Our position remains strong, and was $4.2 million at the end of the third quarter. We were cash flow positive from operations in the third quarter, at the level of is $826,000 and we have been cash flow positive from operations for the year $236,000. Our days sales out standing or DSO in the third quarter was 42 days. Backlog at the end of the third quarter was $14.3 million, backlog at the same point in time in ’03 was $13.1 million, backlog as of today stands at approximately 14.8 million.

During the last quarter conference call we gave several examples why our revenue continues to grow, while our backlog remains relatively constant. There is another example I would like to add to this discussion from this quarter. Based upon an extensive review of 13 ongoing clinical trials, we have determined that the actual number of anticipated data items has doubled from the time the original contracts were signed. Original budgets are always estimates of these values. Because our transactional based business model gives customers the advantage of only paying for actual entries, such increases in expected data items are not always adjusted in the original contract, upon which backlog is based. This is another reason why there can be a discrepancy between reported backlog, and actual recognized revenue.

In these 13 trials, we have projected an increase in data item fees of between one million to $2.5 million over what was originally recorded in these contracts. Once again, backlog with our business model is certainly a rough indicator of the ability to achieve a level of revenue. But in an of itself, it should not be viewed as the sole predictor because clinical trials are very dynamic in nature, and change order requests are routine.

I have been asked to address if there is any seasonality to our business. Other than needing to begin certain clinical trials when diseases are prevalent such as in the fall and winter with pneumonia studies, or taking in to account the month of August, when much of Europe is on vacation, after 25 years in this business, I cannot say there is any predictable seasonality to the initiation of clinical trials. After all, with 10,000 trials started each year around the world, and with the likely normal distribution of differently timed project plans across all companies, one would have no reason to assume anything other than a consistent effect throughout the year. However, there can be an aspect of seasonality related to the enrollment and the performance of clinical trials which can’t effect data tract, because our pricing model is based upon actual data entered.

These periods are characteristically at the end of the year around the holidays of Thanksgiving and Christmas. As a result of these holidays it is possible to have three relatively unproductive weeks, where patient visits can be scheduled around these times. Now scheduled around these times can mean they are put off until January, or it can mean they are accelerated in order to be done by the end of the year. As such there is also no predictability of what will occur in November and December and these months have always been described by Datatrak as wildcards.

Since we are on the topics of the fourth quarter, let me address what we see as the complete picture of 2004. We believe that we will hit our projected revenue target of approximately $8 million which is where we directed the markets during our last call. Our gross margin should remain at or above the 75 percent figure that we estimated for ’04. Our cash position will remain strong. Our expenses have recently increased in this latter half of 2004, related to consulting activity and development, and IT, investment in our expanding hosting infrastructure, to be able to scale to greater levels of business and from efforts in the pursuit of compliances with Sarbanes-Oxley requirements. All of these expenses included those related to Sarbanes were conscious decision on the part of management to continue to scale our capability towards future growth.

As an example, we recently quadrupled our data storage capabilities with a new upgrade of EMC in our data center. This was done in order to handle an increased level of ongoing clinical trials, while still maintaining our reputation for superior technical performance. We have also been effected adversely related to foreign exchange rates of the dollar versus the euro. The slide of the dollars value compared to the euro for 2004 accounted for more than four cents per share of a loss in net income, compared to what was expected if the exchange rates would have remained at their ’03 levels.

As a result of these increased expenses our EPS for 2004 will be approximately eight sense per share. We could have held off on some of these expenses and satisfied our previously announced EPS targets, but we have always made decisions with the future as the stronger consideration compared to the present. And we have followed this strategy that has taken us so far over the last couple of years. With such a small capitalization structure one should not forget that one cent per share for Datatrak is only $60,000.

Regarding expectations for 2005, we are in many discussions with our clients at this time pertaining to roll out plans for next year. We would like to have these efforts concluded before issuing any guidance so that we can be as accurate as possible. These discussions should be completed by the end of this year or early in 2005.

The second main topic the addition of (Sigma Tao) a new client in Europe. We recently announced the addition of a new European client with (Sigma Tao) pharmaceuticals, a private company with headquarters in Rome, Italy. This new business was fostered by the CEO of the CRO alliance out of (Arzo) Switzerland, which was a relationship we announced last May. (Sigma Tao) is beginning its first EDC study. And they represent excellent potential to grow in to a larger customer, as they are committed to technology use, and clinical trials. This is the type of leverage in the marketplace that we envision as our relationships with CROs expand. As an example, two weeks ago, a current customer directed one of their CROs to become appropriately trained on work flow with Datatrak EDC if they were interested in maintaining their preferred provider status with that sponsor.

Throughout the marketplace, we are seeing more CROs who are coming to EDC because of sponsor request. As we have always said, the sponsors are the true drivers for the CRO adoption of EDC. It is not inherently being pursued by most CROs yet, because it represents too much of a change in their business model. Nonetheless, despite this reluctance on the part of some CRO so the inevitable advancement of EDC, a meeting this week which our European team attended in Amsterdam continues to point towards industry wide adoption of EDC. In a presentation given by Novartis Pharmaceuticals at this meeting, which is a company that is completely dedicated to EDC for their phase one through phase three clinical trials. The speaker indicated that prior to switching to EDC, Novartis spent $17 million a year just from printing paper case report forms for their trials. The value proposition of EDC is undeniable.

Topic number three, draft regulations related to audit trails. Several years ago Datatrak published a white paper on audit trails and how different EDC systems handle this important requirement. This white paper was deemed important enough to be published by FDA on its Web site after we released. This document still resides on our Web site, and we have hundreds of downloads a month for a paper that was written three years ago. Not surprisingly, when we have been to the FDA with clients, audit trail capabilities are focused upon more by FDA reviewers than any other aspect.

Audit trail tracking by our product is different than other “Web based” products because we track entries on a field level, not just a page level. Over the past few years we have been warning customers that if the FDA requirements advance from a page level audit trail requirement to a field level as it is with paper, that some Web based systems could be out of compliance with less rigor in their tracking capability. Interestingly, the new draft regulations from the FDA released two months ago, state audit trail requirements to be able to track “all entries in the field”. This is substantially different than previous requirements of audit trail tracking and almost verbatim parallels the wording in our white paper, citing why page level audit trails are less diligent than what is done with paper. If this revised wording is approved, this could hold substantial implications, regarding the differentiation of compliant and non compliant technology platforms.

Topic number four, the e-clinical trial forum. During the last quarter, we launched our open publication called the e-clinical trial forum. The forum is an educational format intended for everyone interested in technology use in clinical trials, ranging from clinical research professionals to the investment community that is attempting to make sense of this exciting new sector. The form is unlike any other communication medium in this industry in that it places the priority on the presentation of actual data, parallel the scientific discipline in order to reach logical conclusions. As opposed to the remainder of the publications in this sector that have a priority of selling advertising first, and educating with complete facts, second. We will have operational within a week our promised messaging board as part of the forum. When this is ready, we will make a separate announcement. This message board called the EDC forum was established in order to promote open dialogue about any topic regarding the use of technology in clinical trials.

Unlike other messaging boards, that allow, sometimes, unprofessional dialogues, while the authors hide behind anonymity the forum messaging board requires that all discussants be fully disclosed by name and affiliation. Other than this requirement any topic can be openly discussed an addressed in this medium. We believe the requirement to fully disclose one’s identity will help ensure professionalism. I encourage you all to take advantage of the wealth of information contained within the forum, and please accept my invitation to become a discussant on the message board for any topics that you feel need to be addressed openly. The wealth of experience and knowledge, that should be present in the forum will be a valuable resource that can be utilized by investors in order to provide clarity in this exciting sector.

Topic number five, the example of our open architecture. Last month, we released an announcement, again, documenting the advantages of our open architecture by transferring over one million data items in to the traditional back end of (ClinTrial). It is important to understand that Datatrak has the capability to delivery clinical trial information to our clients in a variety of our ways. The architecture of our product suite can handle virtually any requirement from sponsors.

Integration among disparate applications will grow to become a significant distinguishing features of products in this sector because there are so many different technology tools used in clinical trials. Many of them are home grown by our customers themselves. The capability, ease, and speed of integration potential will place a product suite far ahead of others that cannot plug and play with a variety of desired applications.

Last topic, patient safety and EDC becomes real with the VIOXX situation and the FDA announcement last week on appointing a Safety Director. One day before the VIOXX situation hit the media, Datatrak published its white paper on EDC and patient safety. We continue to believe that enhancing patient safety and overall data awareness is the most important attribute of EDC in clinical trials. Based upon our issue number three of the e-clinical trial forum is undeniable that if paper was the collection process being used in post marketing studies such as with VIOXX that inherent delays of months were built in to this manual process, before full characteristics of the adverse event profile was even able to be fully known.

This aspect is completely separate from when a drug company would elect to take action. What we are talking about here is just the ability to know, which is great delayed with manual paper models. With EDC, this could have been done within minutes of global data collection in a live database and a complete analysis could have been accomplished within 24 hours through some capabilities at Datatrak that we will be telling you about soon. One can only speculate as to how many patients were unnecessarily exposed while a state of unawareness of the data existed and was buried in paper files waiting for collation. Datatrak is continuing to work hard towards elevating and appreciation for this issue with the federal regulators. We have contacted all members of the FDA advisory panels, as well as the acting commissioner of the FDA in an effort to drive this initiative forward for the betterment of patients. The new initiative of appointing a Safety Sirector at FDA is positive. Some may wonder why a Safety Director needs to be named since safety should be at priority with all clinical research.

Recent experiences inform us that diligence regarding safety cannot, unfortunately, be assumed. Just as ethics, and laws could not be assumed to be called with Enron or Arthur Andersen. The second reason why safety should be a focus now is that outdated paper methods leave open a GAAP and data awareness that can be closed to today with technology. Yet many have trouble acknowledging this rather obvious fact, and hide behind not wanting to change their behavior.

The VIOXX situation is certainly a wake up call regarding informational diligence. And I expect the appointment of a Safety Director, to be the beginning of more important requirements for being aware in a timely fashion of what an investigational drug is doing to a patient. There are immediate improvements that can be made to the process of information diligence and clinical trials. No development or waiting or regulations other than a desire to be responsive are needed. With any concerns about the safety of a new drug, an independent committee could have immediate access to a live database of accumulating information on that drug in order to appropriately safeguard exposure to the public. With EDC this is possible today.

Because of the VIOXX situation, it is possible that such determinations of restricted use, based upon safety results may not be best left up to the manufacturer as there are certainly potentials for conflicts of interest to exist.

That’s all that we have today. Terry and I would be happy to address any questions you might have.

Operator: Thank you, Dr. Green. Ladies and gentlemen, at this time if you do have any questions, please press star one on your touchtone telephone. We will take as many questions as time permits, and proceed in the order that you do signal us. And if you happen to be using a speakerphone today, please make sure your mute function is turned off to allow your signal to reach our equipment. Again any questions, please press star one and we will pause for just one moment to allow everyone a chance to respond.

And we’ll go first today to Peter McMullin with Ryan Beck.

Peter McMullin: Hi, Jeff.

Jeffrey Green: Hi, Peter.

Peter McMullin: How are you doing?

Jeffrey Green: Good.

Peter McMullin: Just, A, could you go in to a little more how the dollar has cost four cents, just how that plays out? I think I understand but I want to make sure I understand that. And maybe just a little discussion on the pluses and minuses of the revenue model, versus the licensing model. And just in terms of any sort of sense of how many clients you’re dealing with, you know, at the end of the quarter? Thank you.

Jeffrey Green: I’m going to let Terry handle the first one.

Terry Black: The conversion of the dollar to the euro is what the cost factor is here. The euro has gone up from below a dollar, to approximately $1.25, actually a little bit greater than that. And we’re funding our German operations through that. And all of our contracts are written in dollars, so that’s what’s causing that big swing.

Peter McMullin: So it’s European costs versus U.S. dollar revenues.

Terry Black: That’s correct.

Peter McMullin: OK. Thank you.

Jeffrey Green: Great. Let me addresses the pluses and minuses of the revenue versus the licensing. I think for today at the state of maturation of this market, which is certainly still in an emerging phase that the transactional based project by project revenue model we certainly favor for the following reasons. A lot of customers will ask us about the global license deal, but yet they’re still at the appetizer stage. They want a smorgasbord price, but they’re talking about appetizer commitments.

If you would approach a licensing deal on that sort of scenario, I believe that you have a great potential to undersell your value because you can’t – you have an inappropriate away to match commitment level in terms of the license value that they’re paying.

Take the Novartis case, for example, if a drug company like Novartis any of the big ones have to be the same way are spending $17 million for a reprinting paper alone, not counting the efficiencies of what EDC can give you a license deal for them for unlimited use should be a very large number. There are companies that are willing to sell licenses at the $5 million level, Datatrak is not one of them.

The disadvantage of the transactional based model is that we are dependent, as I talked about the fourth quarter, we are dependent enrollment rate, and actual entry of data. If there’s a slow down in patient enrollment that effects or revenue, that is a disadvantage, and it would be nice to have a nicely smoothed out license revenue provided that it’s the right number that you’re adding in to each of those quarters, and the state of development of the market is not at that point yet.

What I think will happen as the market grows, and EDC becomes more wide spread, you will have CFOs at companies two years from now say what did we pay this Datatrak $20 million last for for clinical trials, aren’t they a software company? Why don’t you go cut a license deal? And I think at that point in time, companies will begin to approach that process in a realistic fashion. I don’t view selling a license today for $5 million for a multi year use as a realistic number for the EDC company.

Terry Black: Also, one thing I want to add Peter, I think during Jeff’s talk, he talked about the recap of 2004, revenue for 2004 is estimated to be 11 million, you might have said eight.

Jeffrey Green: No, I said approximately 11.

Terry Black: And then eight cents per share.

Jeffrey Green: OK.

Peter McMullin: Thank you.

Jeffrey Green: Yes.

Operator: And we go next to Andrew Bugyis with Mesirow Financial.

Andrew Bugyis: Gentlemen.

Terry Black: Hi, Andrew.

Jeffrey Green: Hi, Andrew.

Andrew Bugyis: This four cents, how much of your business is done in Germany to cause this euro dollar flap?

Terry Black: Half of our employees are here in the U.S., half are in Germany. The bulk of our customers are U.S. based.

Jeffrey Green: It’s stuck the revenue side Andy it’s because our contracts are in dollars, and have of our expenses are in euro.

Andrew Bugyis: All right, then why didn’t you guys put on just a natural hedge? You got $4.2 million in cash, why don’t you hold some of that in euros.

Terry Black: Historically we haven’t done that. But you would still have the conversion even if you didn’t have an exchange rate, you’d have still a transaction rate because they’re being spent in euros, and they’re going to cost you more when you convert them in dollars.

Andrew Bugyis: No. But if you held in euros – if you took your dollars and translated them in to euros, the euros would be worth more in terms of dollars, and you could pay people less in terms of dollars.

Terry Black: Yes but as your converted those euro dollars over in to U.S. dollars you would have a greater expense during the period.

Andrew Bugyis: I’m having troubles with. Why didn’t you – why don’t you put the half a million dollars and convert half a million U.S. dollars in to euros?

Terry Black: Well euros – for example, a euro a year-and-a-half ago would have been at 90 cents to the dollar, $1.25.

Andrew Bugyis: That’s right.

Terry Black: When you have the euro expenses, the same euro, if my employees got the same euro a year ago that they got today, that euro a year ago would have been 90 cents U.S. dollars. That same euro today would cost me $1.25 when I consolidated my financials.

Andrew Bugyis: Sorry. I got you.

Terry Black: OK.

Andrew Bugyis: Let’s go a little further than before I let this thing go. When you speak of people identifying themselves on this Web site, so that there’s no (chakanery) involved, what if anybody comes on this Web site, with an ulterior motive, somebody who has an ax to grind, against EDC and says I’m Dr. Felix Unger from the Prague, Czechoslovakia Research Hospital, how do you verify that? I mean if that’s what he says and then he starts talking, how do you know who is who they say they are?

Jeffrey Green: That’s a good question, Andy. And we’ve talked about that internally. We’re talking a bold step here because I think that there’s a lot of misperceptions out there that confuse people. And we’re trying to use this forum as a way to discuss facts. And we are certainly open, willing, and not afraid of dealing with any topic as long as its factual and professional.

If Dr. Felix and said something sort of outlandish, we would certainly try to verify his existence because of the requirement to list your name and affiliation. If we found that that individual was bogus, we would eliminate – we have the ability to eliminate that message from the board.

Andrew Bugyis: OK. All right, thank you. I’m done.

Jeffrey Green: OK.

Operator: And again if you do have any questions, please press star one. And we’ll move next now to Michael Barrett with Critical Mass Consultants.

Michael Barrett: Hi, how are you folks? Hi, Jeff.

Jeffrey Green: Hello.

Michael Barrett: My questions have to do – I want to make sure that I understand the value, the utility of EDC forum. Maybe I’m missing something. I’d like you to spell out the initiative again.

And similarly, I would be interested in the case you’re making about EDC’s potential contribution to safety. I can understand the general proposition that data is going to be available more readily when it’s gathered electronically. But it’s not my understanding that the VIOXX situation involved bona fide emergencies so much as the very slow accumulation of data from disparate patient experiences around the globe. This is not the kind of data – the patients aren’t going to be on the same EMR systems. And it’s unclear to me since we’re not talking about emergency situations why you use EDC Is going to result in a glomeration of data that’s going to be more readily available, let’s say to the FDA.

And my third question is whether in any event you’ve gotten any official indication that the FDA is going to promote EDC as a step. I can understand that you would petition them to promote EDC. I can understand that you would issue press releases urging them to promote EDC, what I don’t understand is whether the FDA has signaled that it intends to do anything about it.

Jeffrey Green: OK. Very good questions. The first two questions, let me address but they’re addressed in more detail in issue one and issue three of the forum. Issue one describes why...

Michael Barrett: I’m not the forum Web site, and it’s not even clear to me how I can – can I register to take part in these forums just as a market analyst?

Jeffrey Green: No. The white papers are for free. If you go to the Web site. Click on the Web site, it will take you to the page underneath of that, and go under about us. And it will highlight publications. And that’s where the forum is located.

Michael Barrett: OK. Very good.

Jeffrey Green: OK. Issue number one discusses the rationale for the forum and why it is important to have this just to make it very short. And I’ll let you read that, an you’re welcome to call me offline later. All of the other publications in this sector are based upon advertising as an existence. It’s not like the New England Journal of Medicine that exists because of subscriptions to promote objective scientific information. There’s no scientific discipline in this area, therefore marketing drives the message, and sometimes things get left out. So that’s all explained in issue number one. If you read it and you have questions, you’re welcome to give me a call.

Your second question related to safety is also addressed in great detail in issue number three, which is EDC and patient safety. But let me answer exactly what your question was, and you’re exactly right. The reason why EDC can enhance patient safety is not for the serious adverse events because those are called within 24 hours and are alerted to the company. The reason why EDC can enhance patient safety is exactly what you stated, the adverse events that smolder and fly in under the radar screen.

And let me give you a very good example of how that can happen. In the paper model it is routine to have data that is out of data four to six months from the time of the patient visit because it has to be picked up or FedExed. It has to be double entered. And it is not available in a live database. If you were to walk in to any drug company today and say give me the total accumulation of your adverse events as of yesterday afternoon in your 4,000 trial, if it’s done on paper none of them can do it because they’re sitting in stacks of paper to be entered. Therefore if you want to evaluate what is the incidence of chest pain syndromes of our drug that didn’t require hospitalization but people were somewhat complaining of it, and it’s sort of smoldering there, you don’t know the answer to that. Therefore, you can’t react to what you don’t know.

So it continues to smolder and occur until it slaps up and hits you in the face, and then all of a sudden you have yourself a problem which really if you had a live database, you would have been able to ascertain that eight months ago.

Michael Barrett: And how about any signals from the FDA that they recognize that EDC has a roll to play?

Jeffrey Green: Well there is one – we have received a response from one of the FDA advisory panel members, that said we make a lot of excellent points in our paper and they are evaluating it and thinking about it at this time. I have offered to go in and speak with the panels and state this situation. We’re passionate about it. It’s really true. I was an investigator for 10 years. And it’s sort of in the investment world like investing in a stock and waiting three months to see what happens to your stock price. And that’s what’s going on with the manual data collection methods out there. It’s unquestionable.

Michael Barrett: Thank you, Jeff, very much.

Operator: And we go next now to Barry Rubin with Barmorsyl.

Barry Rubin: Dr. Green, good afternoon and congratulations on a good quarter.

Jeffrey Green: Hey, Barry.

Barry Rubin: I was just wondering, as I’ve asked you previously but I’m just curious if, you know, the business of EDC is growing rapidly as we all know. And if you think you’ll need some more funds to raise in the next year or two to grow your great business?

Jeffrey Green: Well that’s a good question, Barry. I get that question, I think, every conference call. We get called routinely, I’d say on a weekly basis of people wanting to put money in to the company in various sorts of deals. I can’t sit here and say we would never raise any more capital. We’re still a development company. We still have to invest in our product and move forward. And many times when companies have growth, as you know, they require capital to keep up with that growth. I can’t sit here and say we would never do that. I can tell you I have no proposal on my desk.

And if we were to raise capital we would dedicate it towards development and growing our infrastructure.

Barry Rubin: Thank you very much.

Jeffrey Green: Yes.

Operator: And we go next now to Chris Pauli with Crown Investment Partners.

Chris Pauli: Hi. Good afternoon, gentlemen.

Jeffrey Green: Hello.

Chris Pauli: On the press release you talk about your backlog numbers, and using only numbers that have passed the verbal stage and have been signed. Can you give us a sense of what sort of volume might be out there that has passed the verbal stage, but has not been yet signed?

Terry Black: We generally don’t discuss that. And we have not historically released that. And that’s just an ongoing part of our business that fluctuates tremendously from period to period.

Chris Pauli: But it is a factor of 100 fold, 50 fold?

Terry Black: It varies tremendously, depending on where we are with the dialogue with various customers, and so forth.

Jeffrey Green: Let me give you some answer this way Chris without disclosing a number.

Chris Pauli: No. I don’t need a number.

Jeffrey Green: At any one point in time, we’ve got anywhere from 10 to 20 proposals that are circulating out there that are in the active process of decision. So I mean you can look at it that way and sort of factor in an average contract size. And you can get a reasonable estimate that way.

Chris Pauli: And how about doing it this way, in terms of request for proposals and the fact that you have 10 to 20 out at any one time, versus what is converted, i.e. some sort of deal pipeline so to speak, not the backlog. But is the deal pipeline steady, growing?

Jeffrey Green: It’d say it’s steady. I’d say that our hit rate has probably risen a little bit because of the great amount of repeat business we have. And I forgot that I didn’t answer Peter McMullin’s other question. We have about 26 active customers at this time. So as that continues to grow, the hit rate goes up because there’s zero cost and sales and questions when somebody orders a repeat project.

Operator: And we’ll go back now to Andrew Bugyis for a follow up question.

Andrew Bugyis: Gentlemen, a couple of more. This need for capital business, and if you guys would raise additional funds, you virtually have no debt, correct?

Jeffrey Green: No debt.

Andrew Bugyis: All right. And you’re cash flow positive?

Jeffrey Green: Yes.

Andrew Bugyis: And we’ve had discussions on prior conference calls about the fact that increasing your capacity dramatically is not capitally intense.

Jeffrey Green: Correct.

Andrew Bugyis: So if you were to do a secondary, it wouldn’t make much sense unless you did it at, you know, $20 to build a war chest to do whatever you wanted. You’re not – isn’t that correct? I mean if there’s no need, why do it?

Jeffrey Green: I agree with the assessment, that if we did a secondary something, something of that magnitude would only make any sense.

Andrew Bugyis: All right. Now can we go back to the 10 or 20 proposals out there at all times, or not at all times, but in this – under this pipeline theory.

Jeffrey Green: Yes.

Andrew Bugyis: Haven’t you folks – aren’t you approaching, now that you have 26 customers and meaningful repeat business, aren’t you approaching some – for use of a different – for need of a different word blockbuster type things? I mean these are – these pharma companies as you suggested, Jeff are kind of eating (hours devours). I mean over time doesn’t that progress to the point where somebody says, you know, we don’t want to order one clinical trial. We got 20 clinical trials for the next 18 months. Give us a deal.

Jeffrey Green: Yes, those discussions have occurred over the past several months. If you look at the hard facts that are publicly available (Sigma Tao) basically said that in the release this week. That they intend on going all EDC and I believe at the description of their company, they’re running right now 32 active clinical projects.

Andrew Bugyis: OK. Now in a case like (Sigma Tao) or some other, you know, out of range deal, I mean something big, you know, five million, six million, 10 million whatever kind of number we have. Are those people companies that used EDC and are unhappy with the existing vendors? Or is this new technology for them going directly from paper and pencil to EDC?

Jeffrey Green: Well that’s a good question, Andy. In the (Sigma Tao) situation, they’re going directly from paper and pencil to 100 percent over the next couple of years. So they’re a little bit different. In the scenario where you said well somebody got burned on a previous EDC tool or effort because it was done wrong or they picked the wrong technology, it could be either one, I would say those people are less likely to say well since it didn’t go well the first time, let’s just jump in with everything, and do everything with EDC. I wouldn’t see that. I would see them continue to gain comfort and gradually grow.

Andrew Bugyis: So the sales cycle, the gestation of investigation to commitment just varies all over the place.

Jeffrey Green: Yes, it does. We’ve had selling cycles as short as two weeks, and as long as nine months.

Andrew Bugyis: All right.

Jeffrey Green: And that’s why we continue to emphasize this in inevitable, but this market will grow with gradual progression. I don’t see, you know, an explosive event, you know, overwhelming us all. I’d love to be overwhelmed, but I just can’t honestly say that that’s the way this market is going to grow.

Andrew Bugyis: Well let me understand something first. I agree with you regarding revenue, but that doesn’t necessarily need to be true in terms of backlog. I mean if you were – if somebody were to make a commitment to you to do all of their one year clinical trials, and you had that in writing, your backlog can go from 14 to 30 million, your revenues may go up slowly but surely over time as you work that backlog off. But couldn’t you have a – I’m looking for this (Goppart’s) curve breakout like the young guys call it a hockey stick.

Jeffrey Green: Yes.

Andrew Bugyis: You know, I mean if I can get that in backlog, you know, I’d know that the revenues were coming.

Jeffrey Green: I thought you were a young guy, Andy.

Andrew Bugyis: Sure.

Jeffrey Green: All right, well you’re correct, except you’re forgetting one little detail, if they made a commitment like that, and they cut a big license deal with you, and you had a fixed number for the license deal you’re exactly right, it would go in the backlog and you’d recognize the revenue over the allocation time of that deal. However, if they’re doing it project by project, take (Sigma Tao), for example, if they want to sign up 20 projects next year, I will tell you the way the clinical effort words is they won’t know the specifications of each of those clinical trials when they make that decision. Therefore, we wouldn’t know what to put in the backlog.

Andrew Bugyis: Got you. OK. So it’s still – regardless if they make a commitment to you it still doesn’t necessarily show up with a hard number. They’ve got to work out over time.

Jeffrey Green: Right. Not unless they have all of the trials all designed which isn’t going to happen, or not unless we would cut a license deal for a fixed amount, then it would go in to backlog.

Andrew Bugyis: Right. But you’re not interested in cutting those license deals at this point in time according to your earlier comments.

Jeffrey Green: Not for the wrong the price. And nobody today is ready to pay the right price.

Andrew Bugyis: All right. But – that’s good enough. Thank you.

Terry Black: ...entity within pharma on a trial by trial basis, and (Sigma Tao) is a classic example of that. They have a program but they’re going to be looking at each trial independently and progressing. And that’s how they manage their business.

Andrew Bugyis: All right, thank you.

Operator: And we go next now to Ken Moss with Masacco.

Ken Moss: Congratulations on the quarter. I’m certainly a happish camper, being that I’m over in Rome checking out (Sigma Tao) at the moment after dinner.

Jeffrey Green: All right.

Ken Moss: When you talk about backlog, and I’ve been very curious about the (Sigma Tao) also. Is backlog confined to a year? Or if you did – I mean how do you account for let’s say (Sigma Tao) from an investor’s point of view what is the meeting of this. Assuming that you perform appropriate, that they’re happy with the service. It seems that let’s say to have a solid backlog it’s really going to be drips and drabs, because they don’t know – they haven’t designed what they’re going to do, so therefore, you don’t know what the numbers are going to be, and they don’t know what the numbers are going to be.

Jeffrey Green: You’re exactly right Ken. Backlog definition is it’s the total contract that is signed up and it’s over the entire life of the contract. So if it’s a two year study and it’s a $2 million budget, it’s a $2 million backlog that is recognized as revenue over two years. That backlog...

Ken Moss: If – I’m sorry, go ahead.

Jeffrey Green: That backlog characteristically under our business model of a transactional based revenue recognition, typically grows 30 percent from the time we sign it to the time the study is over because of changes in scope. Those are...

Ken Moss: ...so if you’re looking at ...

Jeffrey Green: Go ahead.

Ken Moss: I’m sorry if we’re looking at let’s say ultimately just to grab a number out of the sky that they’re looking at 30 studies that they’re planning on doing in the next quote 18 months or 24 months, they may drag out for – if it goes in to a full phased three, they may go out another two or three years beyond that.

Jeffrey Green: You are correct.

Ken Moss: So there’s no real leading edge as far as let’s say a hockey stick being that I’m a young guy, as far as what we’re going to look at, if all of a sudden we’re going to come up with a quarter, where hey we’ve done nice business for the quarter, but we’ve signed the contract or an agreement with a (Sigma Tao) or somebody bigger out there in Novartis that decides they want to give you all of what they’re doing with let’s say cancer, or lunch disease, or what have you.

It’s still going to be a complete foggy elephant as it were. We’re not going to know until each piece of the animal shows up. They’ve defined it. And basically you’ve priced it. And then hopefully or in reality it’s going to be roughly 30 percent larger than what everybody thinks of at the beginning as they fine tune it as it goes along.

Jeffrey Green: You are correct. Let me tell you if I were in all of your shows, the way I would view significance of, let’s just take (Sigma Tao) as an example because it’s the most recent one. Our average contract right now in ’04 is about $300,000. The average contract last year was $500,000. So between three and 500,000 over the last two years is a good average. Multiply that by 30 ongoing studies. And if they were all signed instantaneously that sort is the representative pipeline or value of a company of (Sigma Tao) in terms of their R&D potential.

We can’t do that today because they don’t have all of those 30 trials designed that they want to do. And we haven’t specified it out. And some of them are going to be a million-and-a-half, and some of them are going to be $100,000. It will be a mix.

The way I would view (Sigma Tao) is they have made a commitment to Datatrak. They are not using another EDC provider. We don’t – other than delivering and serving them well, which we do, and have a good reputation for we don’t have to continue to knock on doors and sell it (Sigma Tao). So that – they become then a good stable pipeline of business moving forward. But you’re right, that business will arrive when those clinical trials are scheduled to begin.

Ken Moss: Thank you. Have you been broadening out, let’s say of the 26 clients? And I remember in the last discussion that was going on, it wasn’t necessarily quote a drug company represents a client. You might have two or three, let’s say, divisions or sectors within a drug company or pharma company that actually are counted by you as two or three.

Jeffrey Green: Yes.

Ken Moss: Has there been a broadening going on with your, let’s say current core customer base at this point in time, where, you know, the see that Charlie has been happy and it works over there. So the guy who’s running the next trial, not in his division or in his disease, you know, comes over to you? Or do you have to go out there and make the sale each and every time cold calling basically, as it were?

Jeffrey Green: Well it’s all of the above. Sometimes you get referred by a friend in another division. Sometimes they call you and sometimes, you have to knock on the door and say hey we’re working with Joe down the call, what do you think about working with us? And then they talk to Joe, and then the become more interested after they get a good reference. So it’s really all of those.

I can’t say in the third quarter that we added any new divisions. We have discussions ongoing as part of those proposal out there with other divisions, but none of them – no new divisions that I can recall landed specifically in the third quarter.

Ken Moss: Thank you. And many of my questions were answered regarding the (Sigma Tao). Thank you.

Operator: And we go next now to Dunny Wanstrath with Stone Gate Securities.

Dunny Wanstrath: Hello.

Jeffrey Green: Hello.

Dunny Wanstrath: Yes. Congratulations on the great quarter. I know we’ve been beating up backlog. But I’ve just got a quick question, because again, most of my questions were answered, but of the 14.3 million, you said that your average contract size was 300,000.

Jeffrey Green: Yes.

Dunny Wanstrath: So it’s safe to say that about 46 to 47 contracts are represented in that 14.3 million?

Jeffrey Green: No. About 60.

Dunny Wanstrath: Sixty?

Jeffrey Green: Yes.

Terry Black: The average Jeff gave was the current additions this year what they’re average.

Dunny Wanstrath: OK. Current additions.

Jeffrey Green: Yes.

Terry Black: And that fluctuates.

Dunny Wanstrath: And I guess, the second part of my question is, of that 14.3 million, and I know that, you know, as these contracts start, you can only recognize certain portions of the contract, what – and I guess in the near future, the near future being the next two quarters, how much of that 14 million do you all estimate being recognized as revenue during the next two quarters.

Jeffrey Green: It usually the backlog is recognized over 24 months.

Dunny Wanstrath: Over 24 months.

Jeffrey Green: Yes.

Terry Black: It will vary from period to period. It’s actually a little bit less than that right now, but you can take an average of that. And we do discuss this a little bit more in detail in the 10-K as well as and you’ll get some more information out of that.

Dunny Wanstrath: OK. So it’s safe to say that 24 – of the 24 months, say, you know, $7 million more of that backlog is going to be recognized in the next two quarters?

Jeffrey Green: Yes, well, Dunny, what we said before, I think, long before you came on board following the company...

Dunny Wanstrath: Yes, sir.

Jeffrey Green: Fifty percent of your backlog can be recognized as revenue in the ensuing 12 months.

Dunny Wanstrath: OK. That’s all I needed to do.

Jeffrey Green: OK.

Terry Black: OK.

Dunny Wanstrath: Thank you.

Operator: And ladies and gentlemen, if you find that your question has already been answered today, please press the pound key to remove yourself the queue. And we move next to Frank Lazar with Financial America Securities.

Frank Lazar: Dr. Green, great quarter. Doing a great job. A couple of things I might have missed, the margins, I don’t know if you touched on that. And I’ve got three or four questions other than that.

Jeffrey Green: Yes, gross profit margins were 77 percent. We projected 75 for the year. And I think that it will continue to say it’s current level for the remainder of ’04.

Frank Lazar: OK. You’re (net) was running at about nine-and-a-half to 10 million, do you anticipate staying around that level?

Jeffrey Green: The breakeven point.

Terry Black: The breakeven point is a little bit higher, as we’ve added more and more expense. Probably closer to 10 at this point in time. You can look at – when you see the numbers, and you can play with them on the financials, you can see them quite clearly and figure that out.

Jeffrey Green: Well for ’05, if we anticipate 15 to 18 million in sales, we’re looking at bottom lines, 50 to 80 cents in earnings.

Jeffrey Green: We’ll come out with those estimations, Frank, at the end ’04 or early – very early ’05.

Frank Lazar: OK. And some of your competitors have been receiving funding from Microsoft to the tune of about $20 million. Just wonder if anybody has been approaching you? Or do you have any comment regarding that?

Jeffrey Green: No. The only one I know of is Data Labs, and that was actually about a year, a year-and-a-half ago. I don’t recall any others since then. Microsoft has not approached us to make an investment in Datatrak.

Frank Lazar: OK. But Oracle or anybody else being partners or looking over your shoulder?

Jeffrey Green: No. Oracle has their own product. And they’re a competitor of ours. And I think if they would call us to make an investment, it would mean they’re giving up on their product, which I don’t see them doing.

Frank Lazar: OK.

Jeffrey Green: And there was a report on the Internet message boards, that Fidelity Corp had bought $400,000 shares. Could you tell me whether or not they’ve contacted you or not?

Jeffrey Green: Yes, that’s a correct statement. I believe they are owners of approximately 460,000 shares which they bought in the second quarter. That was a result of a visit that I made their in April, and talked to their portfolio managers, several of them about the EDC industry and about Datatrak.

Frank Lazar: So I’m assuming they own it in more than one of their funds?

Jeffrey Green: From what I’ve seen in the public filings they break it down into various funds, but I’m sure they can answer that question better than I can.

Frank Lazar: All right. Thank you very much.

Jeffrey Green: Yes.

Operator: And we go back now to Peter McMullin for a follow up question.

Peter McMullin: Yes, just so I can understand, and I already got in line, because you didn’t answer my third question but you have now, so I thank you for that. Just so I can understand, you know, at the end of the second quarter, you counseled us to look at sort of the lower half of the expectations, and say, you know, let’s take that at $11 million which you’ll probably hit. And, you know, the lower end of the earnings was 13.

Now if we take four cents off for, you know, for currency, that leaves a penny. Would that be the sort of incremental expense if you will? And, you know, shareholders are in the stock for probably two reasons, one extremely fast growth. And if anything the growth accelerated from 57 percent from 51, and the leverage and the model having added this maybe a penny to cost, are most of those, you know, one time, if you will? They don’t necessarily go up again. So the leverage still works albeit it from a slightly higher level. Am I understanding things correctly?

Jeffrey Green: Well Peter, we thought we took things to a fine a line, a penny a share of $60,000. You’re causing Terry here to pull his hair out. I’ll let him answer the question.

Terry Black: Basically, I think Jeff said it best, Peter. When your earnings per share is $60,000 your – you know we’ve talked all along, and we talk about in other areas that increases in staff occurring for infrastructure and additional development efforts and so forth are going on as well. So that’s what’s adding to our cost. I think I’m answering – I hope I’m answering your question. We do see costs going slightly but we do also see that we can continue to build the leverage in this company.

Peter McMullin: Thank you.

Operator: And we’ll go back now to Chris Pauli for a follow up question.

Chris Pauli: OK. Thank you. Just to clarify some kind of metrics, if you will. Is it fair to say that currently you’re experiencing, some sort of for lack of a better term from you, gentlemen an effective yield from the backlog of ultimately 1.3 times? You realize 1.3 times kind of the expectations due to add ons beyond when you sign the contract.

Jeffrey Green: If you look at it from the initiation of the signing of the contract, you’re exactly correct.

Terry Black: Keep in mind that backlog can be cancelled at any point in time, as did happen last year. We’ve had virtually none this year. But you can have that. So when they continue if it’s a correct statement, 1.3 is what we’ve seen historically.

Chris Pauli: OK. And then, the second question is, is there any sort of conversion number you use on your pipeline as it relates to proposals submitted versus realized? You know what – how is that rate running?

Jeffrey Green: We’ve always used a hit ratio of about 25 percent. I think that that has risen. We sort of stopped disclosing that sort of analysis to that market, because we used when there was no revenue to talk about. And now that there’s revenue and earnings to talk about that sort of process becomes less important than the hard numbers. But I think our hit ratio this year is probably elevated from that mostly because our customer base is expanding. And as we get repeat business from them, those have a hit rate of 100 percent.

Chris Pauli: Right. Those are – in essence, you’re saying those are contracts that are not expected, that are coming in.

Jeffrey Green: Yes. And that’s a good comment, Chris, because that’s why we’re waiting to have some of these pipeline discussions with our customers right now, of what their plans are for ’05, before we come out with our guidance. And in many of those discussions, as you can imagine are getting finalized towards the end of the year and we don’t have all of those answers yet.

Chris Pauli: OK. Thank you.

Operator: And we go back now to Andrew Bugyis.

Andrew Bugyis: OK, Guys, here I am again. Jeff, you made a statement that (Sigma Tao) made a commitment to you as their only EDC vendor.

Jeffrey Green: Yes.

Andrew Bugyis: Do you – isn’t that the way it always is? Are you working for somebody who’s using your EDC product, and somebody else’s EDC product?

Jeffrey Green: Well I have to believe we are, Andy, because there are some things your customers don’t tell you. I can’t go down every customer and say well these guys are – I can go do some of them and say they’re only using us. But, you know, there are multiple divisions in these companies once again. And the guy next door to the one using us might doing something else. And the guy next door might not even know that.

So we don’t always know exactly what they’re doing with every single clinical trial they’re running.

Andrew Bugyis: They get more inefficient every time you learn more them.

Jeffrey Green: I can’t – I would not disagree with that.

Andrew Bugyis: OK. Is – are these changes that result in 1.3 times the backlog actually converting in to revenues. You know, you hear the horror stories of you build a house, and it only cost you X. And then you change one thing and it will cost you 3X. Do you folks have that same (kind)? Is there a consulting fee or an extra charge somewhere in this process? Other than paying for a data item when these changes come through?

Jeffrey Green: Yes, let me give – let me briefly walk you through that. When – in many times the changes occur because they add more forms. If more forms need to be added you have to add – you had to rebuild, not totally but you have to build in the changes in the software to allow those forms to exist. So there’s a design charge for that.

Andrew Bugyis: All right.

Jeffrey Green: You have then additional data items because the data items will be recognized as they’re counted. If the study lasts longer than expected our project management and our held desk fees are charged on a monthly basis as long as the trial is active.

So if they extend the duration the charges for project management and help desk increase. If the site – if they had 50 more sites in the trials with two years per site, and 100 more people that need to be trained on the product, there’s additional training fees, all of those things.

Andrew Bugyis: OK. One last comment, I didn’t look at the hard copy of the press release, I just read it off the screen, but I think I saw an $18,000 charge for taxes.

Terry Black: Alternative minimum tax, Andy.

Andrew Bugyis: OK. Fine. When you – in order to keep everybody on the same page, when and if all of your dynamics settle, and you’re going to make a comment about next year, you must have some feel for when your tax loss carry forward is going to go away and what kind of minimum taxes you’re going to have to pay, stuff like that.

If you give anybody a range of earnings be sure that everybody know that it’s either untaxed, partially taxed, some kind of tax rate or whatever.

Terry Black: Fair statement, Andy. I appreciate that.

Andrew Bugyis: OK. Thank you very much, gentlemen.

Operator: And Dr. Green, it appears we have no further questions today. I’d like to turn the conference back to you for closing comments.

Jeffrey Green: Right. Well thank you all for attending. And we’ll talk to you in a few months, good bye.

Terry Black: Bye.

Operator: And again, that will conclude our conference call for the day. We thank you all for joining and wish you all a great day. Good bye.

END